Exhibit 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries

At December 31, 2008

Name of Subsidiary	Percentage of Ownership and Control	Jurisdiction of Organization
Novopharm Limited	100	Canada

Teva Animal Health, Inc.	100	United States

Teva Pharmaceuticals USA, Inc.	100	United States

Teva Pharmaceuticals CR, s.r.o.	100	Czech Republic

Teva Classics S.A.S	100	France

Teva Deutschland GmbH	100	Germany

AWD Pharma GmbH & Co. KG	100	Germany

TEVA Hungary Pharmaceutical Marketing Private Limited Company	100	Hungary

Teva Pharmaceuticals Polska sp. z o.o.	100	Poland

Teva Italia S.r.l.	100	Italy

IVAX Pharmaceuticals Ireland (a branch of IVAX International B.V.)	100	Ireland

Pharmachemie B.V.	100	The Netherlands

Plantex Chemicals B.V.	100	The Netherlands

Teva UK Limited (formerly known as Approved Prescription Services Limited)	100	United Kingdom

Assia Chemical Industries Ltd.	100	Israel

Salomon, Levin & Elstein Ltd.	100	Israel

Lemery S.A. de C.V.	100	Mexico

Laboratorio Chile, S.A.	100	Chile

Laboratorios Elmor, S.A.	100	Venezuela

PLIVA HRVATSKA d.o.o.	100	Croatia

Pliva d.d.	98.37	Croatia

Pliva Krakow S.A.	96.79	Poland

Laboratorios Davur S.L.	100	Spain

Pliva RUS Limited Liability Company	100	Russia

Galena Pharma Limited Liability Company	100	Russia